Rivian Releases Third Quarter 2026 Financial Results

•Generated $2.155 billion in revenue, a 38 percent increase year-over-year
•Deliveries up 46 percent year-over-year with R2 already the best-selling Rivian vehicle by volume, outselling both R1 and EDV in the third quarter
•Given Rivian’s strong performance, the company is improving 2026 guidance across all metrics

Irvine, California, October 29, 2026: Rivian Automotive, Inc. (NASDAQ: RIVN), an American automotive technology company that develops and manufactures category-defining electric vehicles as well as vertically integrated technologies and offers a suite of value-added services, today announced its third quarter 2026 financial results.

RJ Scaringe, Rivian Founder and CEO, said:
“We had great results with R2 becoming our best selling vehicle by volume in the third quarter. Customer and media feedback on R2 has been exceptional. Regarding our technology roadmap, our autonomy platform is progressing rapidly, and we are super excited about Point to Point. We are laying the foundations for a future that we believe will be fully electric, autonomous and AI defined. I could not be more excited about the opportunity ahead for Rivian.”

Business Highlights

Rivian achieved record production volumes in Normal, Illinois as it continued to ramp R2 manufacturing. The company had record deliveries of 19,248 units with R2 delivering much of the gain quarter-over-quarter. R2 is already the best-selling Rivian vehicle, outselling both R1 and EDV in the third quarter. R2 continues to generate rave reviews and awards from the media and recently won Top Gear’s SUV of the Year for 2027.

Rivian continues to innovate with software and AI. With the Rivian Assistant, Rivian has developed a smarter and more customizable AI-defined vehicle experience for R1 and R2 owners. In its October OTA (over-the-air) update, the company added Gmail integration to Rivian Assistant and released the annual “Halloween Mode.”

Rivian continues to see strong momentum in the company’s Autonomy+ offering, which is available on every R2 and R1 starting with the 2025 model year. Today, every vehicle with Autonomy+ is capable of Universal Hands-Free on millions of miles of roads. Rivian’s next milestone is the company’s Point to Point feature. This means customers will be able to enter an address while their vehicle follows the route from start to finish, handling city streets, stop lights, highway interchanges and everything in-between with driver supervision. A limited rollout of Point to Point is expected to begin later this year via the invitation-only Autonomy Early Access Program, with a general release to all Autonomy+ subscribers expected in 2027. Rivian believes Point to Point capabilities will be an important purchase criteria for customers and are becoming a driver of market share. Additionally, last week, Rivian announced the acquisition of Third Dimension AI to support its closed loop simulation efforts. The company will share more at its Autonomy and AI Day on December 9.

Third Quarter 2026 Results Summary

Production and Deliveries
•19,751 vehicles produced at Rivian’s manufacturing facility in Normal, Illinois.
•19,248 vehicles delivered to customers.

Revenues
•Consolidated revenue was $2.155 billion, a 38 percent increase over the same quarter of the prior year. This was driven by a 46 percent year-over-year increase in delivery volumes, $81 million in revenues related to regulatory credits, and strong performance from the company’s software and services segment.

◦Automotive revenue was $1.550 billion, a 36 percent increase over the same quarter of the prior year, primarily due to the increase in vehicle deliveries and an $80 million increase in revenues related to regulatory credits, which were partially offset by a decline in average vehicle selling price due to a higher mix of R2 and commercial van deliveries.

◦Software and services revenue was $605 million, a 45 percent increase over the same quarter of the prior year, primarily due to increases in vehicle electrical architecture and software development services, vehicle repair and maintenance services, and Autonomy+, partially offset by lower remarketing sales. $354 million or 59 percent of software and services revenue was attributable to the company’s joint venture with Volkswagen Group.

Gross Profit
•Consolidated gross profit was $176 million, a $152 million improvement over the same quarter of the prior year.
◦Automotive gross profit loss for the third quarter was $(80) million compared to $(130) million in the same quarter of the prior year, a $50 million improvement primarily resulting from increases in delivery volumes at an improved per unit margin, an increase in revenues related to regulatory credits, and an IEEPA tariff refund receivable, partially offset by costs related to the ramp of R2 production. In the quarter, Rivian recognized approximately $120 million in incremental cost of revenues due to the ramp of R2 production as compared to production at more normalized levels.

◦Software and services gross profit for the third quarter was $256 million, a 42 percent margin and $102 million improvement over the same quarter of the prior year at $154 million, primarily due to increases in vehicle electrical architecture and software development services from the joint venture with Volkswagen Group and Autonomy+.

Operating Expenses and Operating Loss
•Total operating expenses in the third quarter increased to $1.057 billion compared to $1.007 billion in the same quarter of the prior year.
◦Research and development (R&D) expenses were $485 million compared to $453 million in the same quarter of the prior year. The increase was primarily driven by increases in software expenses to support AI and autonomy initiatives, partially offset by a reduction in engineering, design, and development spend.

◦Selling, general and administrative (SG&A) expenses remained relatively consistent at $572 million compared to $554 million in the same quarter of the prior year.
•For the third quarter, the company experienced a loss from operations of $(881) million compared to $(983) million in the same quarter of the prior year, a $102 million improvement.

Adjusted Operating Expenses (non-GAAP)
•Total adjusted operating expenses for the third quarter were $799 million compared to $783 million for the same quarter of the prior year.
◦Adjusted R&D expenses for the third quarter were $382 million compared to $361 million for the same quarter of the prior year.
◦Adjusted SG&A expenses for the third quarter were $417 million compared to $422 million for the same quarter of the prior year.

Net Loss
•Net loss attributable to common stockholders for the third quarter was $(913) million compared to $(1.173) billion for the same quarter of the prior year.

Adjusted EBITDA (non-GAAP)
•Adjusted EBITDA for the third quarter was $(435) million compared to $(602) million for the same quarter of the prior year.

Net Cash Used in Operating Activities
•Net cash (used in) provided by operating activities for the third quarter was $(758) million, compared to $26 million for the same quarter of the prior year, primarily driven by a change in cash used by working capital. Cash used by working capital for the third quarter of 2026 was primarily driven by a reduction in deferred revenues and a buildup of inventory purchases to support the launch of R2.

Adjusted Net Loss Per Share
•Adjusted net loss per share for the third quarter was $(0.48) compared to $(0.65) for the same quarter of the prior year.

Capital Expenditures
•Capital expenditures for the third quarter were $(366) million, compared to $(447) million for the same quarter of the prior year.

Liquidity and Free Cash Flow (non-GAAP)
•Rivian ended the third quarter with $5.502 billion in cash, cash equivalents, and short-term investments.
◦Including the capacity under its asset-based revolving-credit facility, the company ended the third quarter with $6.095 billion of total liquidity, which, with the pro forma addition of $1.000 billion received in October 2026 from the non-recourse 10-year term loan facility from Volkswagen Group, would be total available liquidity of $7.095 billion.

•Rivian defines free cash flow as net cash used in operating activities less capital expenditures. The net cash used by operating activities in the third quarter partially offset by the decrease in capital expenditures identified above resulted in free cash flow of $(1,124) million compared to $(421) million for the same quarter of the prior year.

2026 Annual Guidance Summary
•Full year delivery guidance is improving from 65,000 - 70,000 units to 67,000 - 70,000 units as a result of the production and delivery outlook for the fourth quarter of 2026.
•Adjusted EBITDA is improving by $100 million at the mid-point due to better than expected revenue related to regulatory credits, an IEEPA tariff refund receivable in the third quarter, and an expected increase in delivery volumes.
•Capital Expenditures are decreasing by $300 million at the mid-point due to timing of spend.

Current Outlook
Vehicles Delivered	67,000 – 70,000
Adjusted EBITDA	$(1.85)B – $(1.75)B
Capital Expenditures	$1.40B – $1.50B

Third Quarter 2026 Results Webcast and Replay Information
Rivian will host an audio webcast to discuss its results and provide a business update at 2:00pm PT / 5:00pm ET on October 29, 2026. The link to the webcast and shareholder presentation will be made available on the company’s Investor Relations website at rivian.com/investors. After the call, a replay will be available at rivian.com/investors for four weeks.

Quarterly Financial Performance

(in millions, except production, delivery, and gross margin)
(unaudited)

	Three Months Ended
	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026
Production	10,720	10,974	10,236	12,613	19,751
Delivery	13,201	9,745	10,365	12,194	19,248

Revenues
Automotive	$1,142	$839	$908	$1,143	$1,550
Software and services	416	447	473	515	605
Total revenues	$1,558	$1,286	$1,381	$1,658	$2,155
Cost of revenues
Automotive	$1,272	$898	$970	$1,179	$1,630
Software and services	262	268	292	300	349
Total cost of revenues	$1,534	$1,166	$1,262	$1,479	$1,979
Gross profit	$24	$120	$119	$179	$176
Gross margin	2%	9%	9%	11%	8%

Research and development	$453	$424	$458	$466	$485
Selling, general, and administrative	554	529	542	549	572
Total operating expenses	$1,007	$953	$1,000	$1,015	$1,057
Adjusted research and development (non-GAAP)¹	$361	$328	$348	$347	$382
Adjusted selling, general, and administrative (non-GAAP)¹	422	384	392	384	417
Total adjusted operating expenses (non-GAAP)¹	$783	$712	$740	$731	$799

Adjusted EBITDA (non-GAAP)[1]	$(602)	$(465)	$(472)	$(379)	$(435)
Cash, cash equivalents, and short-term investments	$7,088	$6,082	$4,830	$5,310	$5,502

Net cash provided by (used in) operating activities	$26	$(681)	$(703)	$(487)	$(758)
Capital expenditures	(447)	(463)	(372)	(362)	(366)
Free cash flow (non-GAAP)[1]	$(421)	$(1,144)	$(1,075)	$(849)	$(1,124)

Depreciation and amortization expense
Cost of revenues	$125	$108	$122	$138	$166
Research and development	18	20	23	25	24
Selling, general, and administrative	55	59	57	64	61
Total depreciation and amortization expense	$198	$187	$202	$227	$251

Stock-based compensation expense
Cost of revenues	$24	$26	$27	$31	$28
Research and development	74	76	87	94	79
Selling, general, and administrative	77	86	93	101	94
Total stock-based compensation expense	$175	$188	$207	$226	$201
¹A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this presentation.

Condensed Consolidated Balance Sheets[1]

(in millions, except per share amounts)
(unaudited)

Assets	December 31, 2025	September 30, 2026
Current assets:
Cash and cash equivalents	$3,579	$3,509
Short-term investments	2,503	1,993
Accounts receivable, net	555	596
Inventory	1,594	1,779
Other current assets	361	259
Total current assets	8,592	8,136
Property, plant, and equipment, net	5,119	5,605
Operating lease assets, net	571	778
Strategic investments	119	682
Other non-current assets	463	526
Total assets	$14,864	$15,727

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$595	$1,038
Accrued liabilities	1,438	1,104
Current portion of deferred revenues, lease liabilities, and other liabilities	1,660	1,598
Total current liabilities	3,693	3,740
Long-term debt	4,440	4,446
Non-current lease liabilities	551	764
Other non-current liabilities	1,586	1,059
Total liabilities	10,270	10,009
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10 shares authorized and 0 shares issued and outstanding as of December 31, 2025 and September 30, 2026	—	—
Common stock, $0.001 par value; 5,258 and 5,258 shares authorized and 1,240 and 1,460 shares issued and outstanding as of December 31, 2025 and September 30, 2026, respectively	1	1
Additional paid-in capital	31,508	34,806
Accumulated deficit	(26,951)	(29,113)
Accumulated other comprehensive income (loss)	8	(3)
Noncontrolling interest	28	27
Total stockholders' equity	4,594	5,718

Total liabilities and stockholders' equity	$14,864	$15,727
[1] The prior period has been recast to conform to current period presentation.

Condensed Consolidated Statements of Operations

(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2026	2025	2026
Automotive	$1,142	$1,550	$2,991	$3,601
Software and services	416	605	1,110	1,593
Total revenues	1,558	2,155	4,101	5,194
Automotive	1,272	1,630	3,364	3,779
Software and services	262	349	713	941
Total cost of revenues	1,534	1,979	4,077	4,720
Gross profit	24	176	24	474
Operating expenses
Research and development	453	485	1,244	1,409
Selling, general, and administrative	554	572	1,532	1,663
Total operating expenses	1,007	1,057	2,776	3,072
Loss from operations	(983)	(881)	(2,752)	(2,598)
Interest income	76	55	229	153
Interest expense	(69)	(74)	(210)	(207)
Other (expense) income, net[1]	(191)	(8)	(86)	488
Loss before income taxes	(1,167)	(908)	(2,819)	(2,164)
Provision for income taxes	1	1	(3)	4
Net loss	(1,166)	(907)	(2,822)	(2,160)
Less: Net income attributable to noncontrolling interest	7	6	13	2
Net loss attributable to common stockholders	$(1,173)	$(913)	$(2,835)	$(2,162)
Net loss attributable to common stockholders, basic and diluted	$(1,173)	$(913)	$(2,835)	$(2,162)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.96)	$(0.63)	$(2.42)	$(1.61)
Weighted-average common shares outstanding, basic and diluted	1,220	1,446	1,171	1,341
[1] During the nine months ended September 30, 2026, we recognized a $506 million gain in "Other (expense) income, net" related to the Series A capital raise and related deconsolidation of Mind Robotics.

Condensed Consolidated Statements of Cash Flows[1]

(in millions)
(unaudited)

	Nine Months Ended September 30,
	2025	2026
Cash flows from operating activities:
Net loss	$(2,822)	$(2,160)
Depreciation and amortization	583	682
Stock-based compensation expense	551	634
Gain on strategic investments	(101)	(506)
Other non-cash activities	(6)	89
Changes in operating assets and liabilities:
Accounts receivable, net	267	(44)
Inventory	511	(372)
Other assets	(26)	144
Accounts payable and accrued liabilities	488	268
Deferred revenues	495	(637)
Other liabilities	(38)	(46)
Net cash used in operating activities	(98)	(1,948)

Cash flows from investing activities:
Purchases of short-term investments and shares for deferred compensation	(2,571)	(2,045)
Sales of short-term investments and shares for deferred compensation	107	32
Maturities of short-term investments	2,204	2,463
Deconsolidation of Mind Robotics, Inc.	—	(114)
Capital expenditures	(1,247)	(1,100)
Net cash used in investing activities	(1,507)	(764)

Cash flows from financing activities:
Proceeds from stock-based compensation programs	$34	$40
Proceeds from issuance of capital stock	750	2,617
Proceeds from issuance of long-term debt	1,250	—
Repayments of long-term debt	(1,250)	—
Other financing activities	(37)	(11)
Net cash provided by financing activities	747	2,646

Effect of exchange rate changes on cash and cash equivalents	5	(4)
Net change in cash	(853)	(70)
Cash and cash equivalents, and restricted cash - Beginning of period	5,294	3,579
Cash and cash equivalents, and restricted cash - End of period	$4,441	$3,509

Supplemental disclosure of non-cash investing and financing activities:
Capital expenditures included in liabilities	$499	$386
Capital stock issued to settle bonuses	$47	$110
Right-of-use assets obtained in exchange for operating lease liabilities	$224	$302
[1] The prior period has been recast to conform to current period presentation.

Reconciliation of Non-GAAP
Financial Measures

(in millions)
(unaudited)

	Three Months Ended
	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026

Adjusted Research and Development Expenses
Total research and development expenses	$453	$424	$458	$466	$485
R&D depreciation and amortization expenses	(18)	(20)	(23)	(25)	(24)
R&D stock-based compensation expenses	(74)	(76)	(87)	(94)	(79)
Adjusted research and development (non-GAAP)	$361	$328	$348	$347	$382

Adjusted Selling, General, and Administrative Expenses
Total selling, general, and administrative expenses	$554	$529	$542	$549	$572
SG&A depreciation and amortization expenses	(55)	(59)	(57)	(64)	(61)
SG&A stock-based compensation expenses	(77)	(86)	(93)	(101)	(94)
Adjusted selling, general, and administrative (non-GAAP)	$422	$384	$392	$384	$417

Adjusted Operating Expenses
Total operating expenses	$1,007	$953	$1,000	$1,015	$1,057
R&D depreciation and amortization expenses	(18)	(20)	(23)	(25)	(24)
R&D stock-based compensation expenses	(74)	(76)	(87)	(94)	(79)
SG&A depreciation and amortization expenses	(55)	(59)	(57)	(64)	(61)
SG&A stock-based compensation expenses	(77)	(86)	(93)	(101)	(94)
Total adjusted operating expenses (non-GAAP)	$783	$712	$740	$731	$799

Adjusted EBITDA
Net loss attributable to common stockholders	$(1,173)	$(811)	$(416)	$(833)	$(913)
Interest (income) expense, net	(7)	—	15	20	19
Provision for income taxes	(1)	3	(2)	(1)	(1)
Depreciation and amortization	198	187	202	227	251
Stock-based compensation expense	175	188	207	226	201
Other expense (income), net¹	191	(32)	(478)	(18)	8
Restructuring expenses	15	—	—	—	—
Adjusted EBITDA (non-GAAP)	$(602)	$(465)	$(472)	$(379)	$(435)
[1] During the nine months ended September 30, 2026, we recognized a $506 million gain in "Other (expense) income, net" on the Condensed Consolidated Statements of Operations related to the Series A capital raise and related deconsolidation of Mind Robotics.

Quarterly Financial Performance
Reconciliation of Non-GAAP
Financial Measures Continued

(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2025	December 31, 2025		March 31, 2026		June 30, 2026	September 30, 2026

Adjusted Net Loss
Net loss attributable to common stockholders, basic and diluted	$(1,173)	$(811)		$(416)		$(833)	$(913)
Stock-based compensation expense	175	188		207		226	201
Other expense (income), net¹	191	(32)		(478)		(18)	8
Restructuring expenses	15	—		—		—	—
Adjusted net loss attributable to common stockholders, basic and diluted (non-GAAP)	$(792)	$(655)		$(687)		$(625)	$(704)

Adjusted Net Loss Per Share
Net loss per share attributable to common stockholders, basic and diluted	$(0.96)	$(0.66)		$(0.33)		$(0.63)	$(0.63)
Stock-based compensation expense per share	0.14	0.15		0.17		0.17	0.14
Other expense (income), net per share¹	0.16	(0.03)		(0.38)		(0.01)	0.01
Restructuring expenses per share	0.01	—		—		—	—
Adjusted net loss per share attributable to common stockholders, basic and diluted (non-GAAP)	$(0.65)	$(0.54)	*	$(0.54)	*	$(0.47)	$(0.48)	*
Weighted-average common shares outstanding, basic and diluted (GAAP)	1,220	1,233		1,249		1,325	1,446
* Does not calculate due to rounding.

Free Cash Flow
Net cash provided by (used in) operating activities	$26	$(681)		$(703)		$(487)	$(758)
Capital expenditures	(447)	(463)		(372)		(362)	(366)
Free cash flow (non-GAAP)	$(421)	$(1,144)		$(1,075)		$(849)	$(1,124)
[1] During the nine months ended September 30, 2026, we recognized a $506 million gain in "Other (expense) income, net" on the Condensed Consolidated Statements of Operations related to the Series A capital raise and related deconsolidation of Mind Robotics.

Forward Looking Statements:

This press release and statements that are made on our earnings call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release and made on our earnings call that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our future operations, initiatives and business strategy, including our future financial results, liquidity, vehicle profitability and future gross profits, our future capital expenditures and R&D investments, the underlying trends in our business (including customer preferences and expectation), macroeconomic and policy conditions, including changes to applicable tariffs and to the availability of government and economic incentives, including tax credits, for electric vehicles, our market opportunity, and our potential for growth, our production ramp and manufacturing capacity expansion and anticipated production levels, the timeline for the construction activity at the Georgia plant, the timeline for drawing on our Department of Energy Loan, our expected future production and deliveries, our expected future products and technology and product enhancements, including enhanced performance features and pricing (including the timing of launches and customer deliveries), our roadmap and timeline for the release of our next-generation vehicle autonomy systems, hardware, and software architecture underpinned by artificial intelligence, including LDM, Rivian Assistant, Universal Hands-Free, RUI, and Point to Point, future revenue opportunities, including with respect to the emerging autonomous driving market, our joint venture with Volkswagen Group, including the expected benefits from the partnership and future Volkswagen Group investments, our partnership with Uber Technologies, Inc., including the expected benefits from the partnership and future Uber investments, the achievement of certain milestones and regulatory approvals, the expected benefits of the Third Dimension AI acquisition, and expected benefits from partnerships with other third parties. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to: our history of losses as a growth-stage company and our limited operating history; we may underestimate or not effectively manage the cost of revenues, operating expenses, and capital expenditures associated with our business and operations; that we will require additional financings to raise capital to support our business; our ability to attract and retain a large number of consumers and maintain strong demand for our vehicles, software and services; the highly competitive automotive and software and services markets in which we operate; demand for and consumers’ willingness to adopt electric vehicles; that our long-term results depend upon our ability to successfully introduce, integrate and market new products and services; that we have experienced and may in the future experience significant delays in the manufacture and delivery of our vehicles; risks associated with the development of complex software and hardware in coordination with our joint venture with Volkswagen Group and our other vendors and suppliers; risks associated with our joint venture with Volkswagen Group; risks associated with additional strategic alliances or acquisitions; we have experienced and could experience in the future cost increases and disruptions in supply of raw materials, components, or equipment used to produce our vehicles; our dependence on establishing and maintaining relationships with vendors and suppliers; our ability to accurately estimate the supply and demand for our vehicles and predict our manufacturing requirements; our ability to scale our business and manage future growth effectively; our ability to maintain our relationship with one customer that has generated a significant portion of our revenues; that we are highly dependent on the services and reputation of our Founder and Chief Executive Officer; the unavailability, reduction or elimination of government and economic incentives and credits for electric vehicles; that we may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans, and other incentives, including regulatory credits, for which we apply or are approved for; risks associated with breaches in data security, failure of technology systems, cyber-attacks or other security or privacy-related incidents; risk of intellectual property infringement claims; effect of trade tariffs or other trade barriers; effects of export and import control laws; risks related to motor vehicle safety standards; delays, limitations and risks related to permits and other approvals required to build, operate or expand operations including the construction and development of facilities to support R2; and the other factors described in our filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, except as may be required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change.

*Non-GAAP Financial Measures
In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors, because it focuses on underlying operating results and trends, provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided above. Reconciliations of forward- looking non-GAAP financial measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty regarding, and potential variability of, certain items, such as stock-based compensation expense and other costs and expenses that may be incurred in the future. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our non-GAAP financial measures include adjusted research and development expenses, adjusted selling, general, and administrative expenses, total adjusted operating expenses, adjusted EBITDA, adjusted net loss, adjusted net loss per share, and free cash flow.

Adjusted research and development expenses is defined as total research and development expenses, less R&D depreciation and amortization expenses and R&D stock-based compensation expenses.

Adjusted selling, general, and administrative expenses is defined as total selling, general, and administrative expenses, less SG&A depreciation and amortization expenses and SG&A stock-based compensation expenses.

Adjusted operating expenses is defined as total operating expenses, less R&D depreciation and amortization expenses, R&D stock-based compensation expenses, SG&A depreciation and amortization expenses, and SG&A stock-based compensation expenses.

Adjusted EBITDA is defined as net loss before interest expense (income), net, provision for income taxes, depreciation and amortization, stock-based compensation, other expense (income), net, and special items. Our management team ordinarily excludes special items from its review of the results of the ongoing operations. Special items is comprised of (i) cost of revenue efficiency initiatives which include costs incurred as we transition between major vehicle programs, cost incurred for negotiations with major suppliers regarding changing demand forecasts or design modifications, and other costs for enhancing capital and cost optimization of the Company (ii) restructuring expenses for significant actions taken by the Company, (iii) significant asset impairments and write-offs, and (iv) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities, including fair value gain or loss on convertible note, net, and joint venture formation expenses.

Adjusted net loss is defined as net loss before stock-based compensation expense, other (expense) income, and special items. Our management team ordinarily excludes special items from its review of the results of the ongoing operations. Special items is comprised of (i) cost of revenue efficiency initiatives which include costs incurred as we transition between major vehicle programs, cost incurred for negotiations with major suppliers regarding changing demand forecasts or design modifications, and other costs for enhancing capital and cost optimization of the Company (ii) restructuring expenses for significant actions taken by the Company, (iii) significant asset impairments and write-offs, and (iv) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities, including fair value gain or loss on convertible note, net, and joint venture formation expenses.

Adjusted net loss per share is defined as adjusted net loss divided by the weighted-average common shares outstanding.

Free cash flow is defined as net cash used in operating activities less capital expenditures.

About Rivian:
Rivian (NASDAQ: RIVN) is an American automotive technology company that develops and manufactures category-defining electric vehicles as well as vertically integrated technologies and offers a suite of value-added services. Through innovation across its electrical architecture, end-to-end software, autonomous driving platform, artificial intelligence, and propulsion, the company creates vehicles that excel at work and play with the goal of accelerating the global transition to zero-emission transportation and energy. Rivian vehicles are manufactured in the United States and are sold directly to consumer and commercial customers. Whether taking families on new adventures or electrifying fleets at scale, Rivian vehicles all share a common goal — preserving the natural world for generations to come.
Contacts:
Investors: ir@rivian.com
Media: Harry Porter, media@rivian.com